Exhibit 99.1

Zebra Technologies Corporation
3 Overlook Point Lincolnshire, IL 60069 USA T: +1 847 634 6700 F: +1 847 913 8766 www.zebra.com

Zebra Technologies Appoints Olivier Leonetti as Chief Financial Officer

Lincolnshire, Ill., November 15, 2016 – Zebra Technologies Corporation (NASDAQ: ZBRA), a global leader in providing solutions and services that give enterprises real-time visibility and insight into its operations, today announced the appointment of Olivier Leonetti as Chief Financial Officer, effective November 16, 2016. He succeeds Michael C. Smiley, who is stepping down as Chief Financial Officer to pursue other opportunities. Mr. Smiley will work with Mr. Leonetti to facilitate an orderly transition.

Mr. Leonetti joins Zebra with more than 25 years of experience in financial and executive leadership roles. Most recently, he served as Chief Financial Officer at Western Digital Corporation, an industry-leading provider of storage technologies and solutions that generated $13 billion in revenue for fiscal year ending July 1, 2016. In that role, Mr. Leonetti was responsible for all finance functions, including accounting, tax, treasury, financial planning and investor relations. During his tenure, Mr. Leonetti was instrumental in the successful completion and integration of Western Digital’s $16 billion acquisition of SanDisk Corporation. He led a successful debt capital raise in conjunction with the transaction, and helped the company achieve its synergy targets. Prior to Western Digital, Mr. Leonetti served as Vice President, Finance – Global Commercial Organization at Amgen, Inc., a global pharmaceutical company, where he facilitated the implementation of worldwide products development, commercial strategies and global restructuring programs.

“We are delighted to welcome a finance executive of Olivier’s depth and breadth to the Zebra leadership team,” said Anders Gustafsson, Chief Executive Officer of Zebra Technologies. “He has a proven track record of driving profitable growth and brings a global perspective and in-depth understanding of the industries we serve. Olivier has also been instrumental in planning, financing and executing on the integration of a large, complex acquisition. We are confident Olivier will hit the ground running and play a key role as we continue to focus on creating shareholder value by executing on our strategic priorities and complete the integration of our Enterprise business.”

Mr. Gustafsson continued, “We are grateful for Mike’s contributions during his more than eight years as Zebra’s CFO. During Mike’s tenure Zebra has grown profitably and extended its industry leadership, and he has been instrumental in our efforts to improve free cash flow and strengthen the balance sheet. We wish him well in his future endeavors.”

“I am excited to join Zebra at this important time in the company’s transformation,” Mr. Leonetti said. “As the global leader in Enterprise Asset Intelligence, there are compelling opportunities for Zebra to capitalize on secular trends and technological advances to extend its market leading position. I look forward to working alongside Anders and the rest of the Zebra team as we continue executing on our strategic objectives to drive value for shareholders.”

About Olivier Leonetti

Prior to joining Zebra, Olivier Leonetti, 51, served as Chief Financial Officer at Western Digital Corporation from 2014 to 2016. Prior to this role, Mr. Leonetti served as Vice President, Finance – Global Commercial Organization at Amgen, Inc., from 2011 to 2014, where he facilitated the implementation of worldwide products development, commercial strategies and global restructuring programs. From 1997 to 2011, Mr. Leonetti served in various senior finance positions with increasing responsibility at Dell Inc., including most recently as Vice President, Finance. Prior to Dell Inc., Mr. Leonetti served in various worldwide finance capacities with Lex Rac Service plc and the Gillette Company. He received his MBA from the Institute of Business Management, Grenoble (I.A.E.), France and is a Chartered Certified Accountant obtained in England.

About Zebra

With the unparalleled visibility Zebra (NASDAQ: ZBRA) provides, enterprises become as smart and connected as the world we live in. Real-time information – gleaned from visionary solutions including hardware, software and services – give organizations the competitive edge they need to simplify operations, know more about their businesses and customers, and empower their mobile workers to succeed in today’s data-centric world. For more information, visit www.zebra.com. Follow us on LinkedIn, Twitter and Facebook.

Contacts

Investors:	Media:
Michael Steele , CFA, IRC	Therese Van Ryne
Vice President, Investor Relations	Director, Global Public Relations
Phone: + 1 847 793 6707	Phone: + 1 847 370 2317
msteele@zebra.com	therese.vanryne@zebra.com